CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Pre Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II regarding the Prospectus and Statement of Additional Information of Cedar Ridge Unconstrained Credit Fund, a series of the Investment Managers Series Trust II.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 11, 2013